Exhibit 10.1

EXECUTION VERSION

DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT

dated as of April 1, 2016

by and among

KALOBIOS PHARMACEUTICALS, INC.

as Borrower,

and

BLACK HORSE CAPITAL MASTER FUND LTD.,

as Administrative Agent and as a Lender,

BLACK HORSE CAPITAL LP, as a Lender,
CHEVAL HOLDINGS, LTD., as a Lender,

and

NOMIS BAY LTD, as a Lender

DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT

THIS DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of April 1, 2016 by and among KALOBIOS PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), BLACK HORSE CAPITAL MASTER FUND LTD. (“BHCMF”), individually as a Lender, and as Agent, BLACK HORSE CAPITAL LP (“BHC”), as a Lender, CHEVAL HOLDINGS, LTD. (“Cheval”), as a Lender, NOMIS BAY LTD (“Nomis”), as a Lender and any Lender who becomes a party hereto.

RECITALS

A.           On December 29, 2015 (the “Petition Date”), Borrower filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and is continuing to operate its business and manage its property as a debtor and a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code.

B.           Borrower has requested that the Lenders make a postpetition term loan to Borrower consisting of a debtor-in-possession credit facility in the principal amount of Three Million Dollars ($3,000,000.00) (the “Term Loan”), subject to (i) the terms set forth herein; (ii) if and when entered, the Financing Order (as defined herein), and (iii) Sections 364(c)(1), 364(c)(2) and 364(d) of the Bankruptcy Code.

C.           The Lenders have agreed to provide the Term Loan to Borrower on the terms and conditions of the Letter of Intent (defined herein), this Agreement and the Financing Order.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

Article 1 - DEFINITIONS

Section 1.1           Certain Defined Terms. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the following meanings:

“Account Debtor”, “Chattel Paper”, “Certificated Securities”, “Commercial Tort Claims”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “Goods”, “Health-Care-Insurance Receivables”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Securities”, “Securities Entitlements”, “Software”, “Supporting Obligation” and “Tangible Chattel Paper” have the respective meanings assigned to such terms in the UCC.

“Acceleration Event” means the occurrence of an Event of Default in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 9.2.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means the acquisition by any Person, in a single transaction or in a series of related transactions, of (i) all or any substantial portion of any properties or assets, whether real, personal or mixed of another Person, or of a division or other business segment, line or unit of another Person, or (ii) at least a majority of the voting shares, interests, participations or other equivalents of capital stock, member interests, partner interests or equivalent ownership interests of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Debt, securities or otherwise.

“Adversary Case” means adversary case number 16-50001 commenced in the Bankruptcy Case with respect to Borrower’s sale of securities prior to the commencement of the Bankruptcy Case.

“Agent” means BHCMF, in its capacity as administrative agent for itself and for the Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors and assigns of BHCMF in such capacity.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allowed Fees” means, in each case with respect to the Bankruptcy Case, fees and reimbursement for distributions of professionals retained by Borrower allowed or otherwise payable pursuant to a Final Order of the Bankruptcy Court, including, without limitation, pursuant to monthly fee statements.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition by Borrower of any asset.

“Avoidance Actions” means any and all causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code and the proceeds thereof.

“Bankruptcy Case” means the following case pending before the Bankruptcy Court: In re: KaloBios Pharmaceuticals, Inc. (Case No. 15-12628 (LSS)).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bankruptcy Related Costs” means (a) all fees required to be paid to the Clerk of the Bankruptcy Court and/or the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate; (b) all fees and expenses incurred by any Professional retained in the Bankruptcy Case by Borrower in each instance pursuant to section 327, 328, or 363 of the Bankruptcy Code; and (c) all fees and expenses incurred to Prime Clerk, LLC, or any successor claims and/or noticing agent appointed by Bankruptcy Court order in the Bankruptcy Case.

“Bankruptcy Schedules” means the Schedules of Assets and Liabilities [Docket No. 215], the Statement of Financial Affairs [Docket No. 216], the official register of claims maintained by Prime Clerk, LLC, or any successor entity, as the claims and noticing agent for the Bankruptcy Case appointed by the Bankruptcy Court pursuant to 28 U.S.C. § 158(c), and all monthly operating reports filed by Borrower in the Bankruptcy Case.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Breakup Fee” means the sum of (1) either, as determined in Agent’s discretion: (a) payment to the Lenders in the amount of Four Hundred Twenty Thousand Dollars ($420,000.00) in immediately available funds (the “Cash Option Breakup Fee”) or (b) (i) prior to the Funding Date, at Agent’s option, the Lenders’ purchase of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) of common stock in the reorganized Borrower at a price of $1.75 per share in accordance with each Lender’s Term Loan Commitment Percentage or (ii) after the Funding Date, at Agent’s option, the Lenders’ of purchase Two Million Dollars ($2,000,000.00) of common stock in the reorganized Borrower at a price of $1.75 per share in accordance with each Lender’s Term Loan Commitment Percentage (each, a “Stock Option Breakup Fee”), plus (2) reimbursement of up to Two Hundred Thousand Dollars ($200,000.00) of reasonable documented attorneys’ fees and other expenses incurred by Lenders in connection with the financing provided hereunder and the other transactions identified in the Letter of Intent (the “Breakup Attorneys’ Fees”).

“Breakup Fee Order” means that certain Final Order entered on March 23, 2016 by the Bankruptcy Court in the Bankruptcy Case at D.I. No. 293 which approves the Breakup Fee and the Letter of Intent.

“Budget” means a thirteen (13) fiscal week budget depicting on a weekly basis cash revenue, receipts, expenses, disbursements and other information for the thirteen (13) fiscal week period following the Funding Date, together with the updates thereto, delivered to Agent and the Lenders pursuant to Section 4.1(i).

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York are authorized by law to close.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (however designated) issued by any Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of Borrower (or other securities convertible into such voting stock) representing 20% or more of the combined voting power of all voting stock of Borrower; (b) Borrower ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries; or (c) the occurrence of a “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all real and personal property of the Borrower and its estate of any kind or nature whatsoever, tangible or mixed, now existing or hereafter acquired or created, whether existing before or arising after the commencement of the Bankruptcy Case, including, without limitation: (a) Accounts; (b) money of every kind; (c) Intellectual Property; (d) Chattel Paper; (e) Commercial Tort Claims; (f) Deposit Accounts; (g) Documents: (h) Electronic Chattel Paper; (i) Equipment; (j) Fixtures; (k) General Intangibles; (l) Goods; (m) Instruments; (n) Inventory; (o) Investment Property; (p) Letter-of-Credit Rights; (q) Payment Intangibles; (r) Promissory Notes; (s) Securities Entitlements; (t) Securities Accounts; (u) Software; (v) Supporting Obligations; (w) Tangible Chattel Paper; (x) all other personal property not otherwise described in clauses (a) through (w) above; and (y) all accessions to, substitutions and replacements for and Proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing. Notwithstanding the foregoing, the term “Collateral” and the component definitions thereof shall not include and, this Agreement shall not, at any time, constitute a grant of security interest in (i) the Capital Stock of any Foreign Subsidiary, other than sixty-five percent (65%) in total voting power of such Capital Stock and one hundred percent (100%) of non-voting Capital Stock; and (ii) any Avoidance Actions.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Fee” has the meaning set forth in Section 2.2(b).

“Confirmation Date” means the date on which the Confirmation Order is entered in the docket on the Bankruptcy Court.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Stalking Horse Plan.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Contract” means any agreement, instrument, license, document, real or personal property lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Borrower is a party or by which Borrower is bound or to which Borrower is subject or which pertains to the business or properties of Borrower.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Conversion Amount” has the meaning set forth in Section 2.1(c).

“DEA” means the United States Drug Enforcement Administration.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrower shall include the Term Loan.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Interest Rate” means a rate per annum equal to seventeen percent (17.00%).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, Borrower and each financial institution in which Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by Borrower, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drug Application” means any new drug application (“NDA”), abbreviated new drug application (“ANDA”), investigational new drug application (“IND”), and/or biologics license application (“BLA”), as well as any product license application for any Product, as appropriate, as those terms are defined by the FDA.

“Drug Regulatory Laws” means, collectively, the FDCA, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the implementing regulations of each codified at Title 21, Code of Federal Regulations, any analogous applicable Law of any applicable jurisdiction, and all terms and conditions of any pending or approved application.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 9.1.

“FDA” means the United States Food and Drug Administration.

“FDCA” the Federal Food, Drug and Cosmetic Act, 21. U.S.C. § 301 et seq.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Final Order” means an order entered by the Bankruptcy Court, or any other court exercising jurisdiction over the subject matter and the parties, that has not been stayed, reversed, modified, or vacated and as to which: (i) there has not been filed and is not pending any appeal or petition for writ of certiorari; (ii) there has not been filed and is not pending any motion for stay, rehearing, reargument, reconsideration, or other motion (collectively, a “Tolling Motion”) that tolls the running of the time period within which a notice of appeal, petition for writ of certiorari, or Tolling Motion must be filed; and (iii) the time within which a Tolling Motion, notice of appeal, or petition for writ of certiorari must be filed has expired without any Tolling Motion, notice of appeal, or petition for writ of certiorari having been filed; provided, however, that the possibility that a motion pursuant to Fed. R. Civ. P. 59 or 60 or Fed. R. Bankr. P. 9023 or 9024 may be filed with respect to such order does not prevent such order from being a Final Order.

“Financing Documents” means this Agreement, any Notes, the Security Documents and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Financing Order” means a Final Order of the Bankruptcy Court in the Bankruptcy Case which approves the transactions contemplated by this Agreement on a final basis and is in form and substance acceptable to Agent and the Lenders, as the same may be amended, modified or otherwise supplemented from time to time in compliance with this Agreement.

“Foreign Lender” has the meaning set forth in Section 2.5(c).

“Foreign Subsidiary” means any Subsidiary of a Borrower (i) that is not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia, or (ii) that is a disregarded entity for U.S. federal income tax purposes, (A) which is treated for U.S. federal income tax purposes as a division of an entity described in clause (i) above or (B) substantially all of the assets of which consist of the Capital Stock of Subsidiaries described in clause (i) above.

“FTC” means the Federal Trade Commission.

“Funding Date” means the date on which all conditions specified in Section 6.3 have been satisfied by Borrower or waived by Agent.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the relevant property is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Regulatory Laws” means the FDCA, the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Legal Requirement (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Legal Requirement (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, manual provisions, policies and administrative guidance relating to the regulation of Borrower.

“HHS” means the United States Department of Health and Human Services.

“Intellectual Property” means, with respect to any Person, all United States and foreign patents, Patent Applications and like protections, including improvements, divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, clinical and non-clinical data, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Intellectual Property Rights” has the meaning set forth in Section 3.18(a).

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt (including any intercompany Debt), securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Knowledge” or “Knowledge of Borrower” means the actual knowledge without investigation of (i) Dr. Cameron Durrant, in his capacity as a Director of Borrower or as Borrower’s Chief Executive Officer, and (ii) Morgan Lam, in his capacity as Borrower’s Chief Operating Officer and otherwise as an employee of Borrower.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to Borrower in any particular circumstance. “Laws” includes, without limitation, Environmental Laws, Drug Regulatory Laws and Healthcare Regulatory Laws.

“Legal Requirements” means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, orders, Proceedings and the like of any Governmental Authority, including common law.

“Lender” means each of (a) BHCMF, in its capacity as a lender hereunder, (b) BHC, (c) Cheval, (d) Nomis, and (d) any Affiliate of a Lender to whom a Lender assigns any or all of its rights under this Agreement pursuant to Section 10.16; and “Lenders” means all of the foregoing.

“Letter of Intent” means that certain Letter of Intent dated March 18, 2016, among Borrower and Lenders and the Term Sheet attached thereto.

“Lien” means, with respect to any asset, a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction of any kind, in respect of such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Market”, “Marketed” and “Marketing” means to study, investigate, develop, manufacture, test, sell, or market any Product pursuant to a preclinical or clinical trial, Drug Application or other Governmental Approval issued by the FDA or any state Board of Pharmacy or Department of Health.

“Material Adverse Effect” means any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, that results in a material adverse change upon, any of: (i) the assets, business, properties or operations of Borrower, (ii) the Borrower’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, (iii) the legality, validity or enforceability of this Agreement, or (iv) the PRV program, which could adversely affect benznidazole’s ability to earn a PRV upon receiving a new Drug Application approval, excluding as to each of the foregoing any change, event, circumstance, development or effect resulting or arising from: (a) any circumstance generally affecting the international, national or regional pharmaceutical or biotechnology industry (other than changes or prospective changes in the PRV program); (b) any change in economic, financial market, regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Entity associated with additional security; (c) changes or prospective changes in Legal Requirements (other than changes or prospective changes in the PRV program), GAAP or official interpretations of the foregoing; (d) changes attributable to the announcement of this transaction or the identity of the Purchasers, including any loss, diminution or disruption, whether actual or threatened, of existing or prospective customer, distributor, supplier or other relationships resulting therefrom; (e) the failure in and of itself by Borrower to meet any forecasts, projections or estimates, including internal forecasts, projections or estimates of revenue, earnings or performance (it being understood that the underlying causes of the failure to meet such forecasts, projections or estimates shall be taken into account in determining whether a Material Adverse Effect has occurred); or (f) the filing of Borrower’s bankruptcy petition, the commencement of the Bankruptcy Case or, the pendency of the Bankruptcy Case.

“Material Contracts” has the meaning set forth in Section 3.16.

“Material Intellectual Property” means all of Borrower’s Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property, the loss or termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Reorganization Effective Date.

“Maximum Lawful Rate” has the meaning set forth in Section 2.4.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which Borrower or any other member of the Controlled Group (or any Person who in the last (5) five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Note” has the meaning set forth in Section 2.1(b).

“Obligations” means all obligations, liabilities and indebtedness (monetary (including postpetition interest, fees, obligations for costs and expense and indemnity obligations, whether or not allowable or allowed) or otherwise) of Borrower under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due and payable or to become due and payable.

“OCR” means the United States Department of Health and Human Services Office for Civil Rights.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving Borrower, the ordinary course of business of Borrower, as conducted by Borrower in accordance with past practices.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Payroll Taxes” means, collectively, any and all withholdings, payroll or similar taxes due from Borrower to the applicable Government Authorities, together with any and all interest, fees, penalties and similar amounts owing in respect thereof or relating thereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions thereof.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of Borrower required under all applicable Laws and required for Borrower in order to carry on its business as now conducted.

“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) dispositions in the Ordinary Course of Business and not pursuant to any bulk sale (including Intellectual Property) in the aggregate having a total book value equal to or less than Two Hundred Fifty Thousand Dollars ($250,000.00) and (b) other dispositions approved by Agent.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from Borrower or any Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of Borrower; provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrower’s and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrower has given prior written notice to Agent of Borrower’s or its Subsidiaries’ intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrower or its Subsidiaries; (e) Borrower has given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrower and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, Borrower and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate at any time outstanding; (d) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; and (e) other Contingent Obligations not permitted by clauses (a) through (d) above, not to exceed Ten Thousand Dollars ($10,000.00) in the aggregate at any time outstanding.

“Permitted Debt” means: (a) the Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt not to exceed Fifty Thousand Dollars ($50,000.00) at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on the Bankruptcy Schedules (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (e) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; and (f) the Breakup Fee.

“Permitted Investments” means: (a) Investments shown on Schedule 5.6 and existing on the Closing Date; (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (c) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (d) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement; (e) Investments consisting of Securities Accounts in which Agent has received a Securities Account Control Agreement; and (f) other Investments in an amount not exceeding Five Thousand Dollars ($5,000.00) in the aggregate.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to Borrower’s or its Subsidiary’s employees, if any, that exist as of the Closing Date; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business that exist as of the Closing Date; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Accounts or proceeds thereof, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Intellectual Property or proceeds thereof, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Intellectual Property or proceeds thereof; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; provided, however, the Bankruptcy Court may not issue one or more orders in the Bankruptcy Case granting one or more Lien(s) permitted under clauses (a) through (e) on Collateral with a book value in excess of One Hundred Thousand Dollars ($100,000.00) to any Person other than Agent; and (f) Liens and encumbrances in favor of Agent, for its benefit and the benefit of the Lenders, under the Financing Documents.

“Permitted Modifications” means (a) such amendments or other modifications to Borrower’s or its Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to Borrower’s or its Subsidiary’s Organizational Documents (other than those involving a change in the name of Borrower or its Subsidiary or involving a reorganization of Borrower or its Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of the Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan Documentation” means the Stalking Horse Plan or any other reorganization plan proposed by Borrower and all documentation related thereto or referenced therein, including without limitation the disclosure statement related thereto, and any amendments, modifications or supplements to any of the foregoing, including any subsequent plans of reorganization, any motions related thereto and the Confirmation Order.

“Postpetition” or “postpetition” means the time period commencing on the Petition Date and ending on the Reorganization Effective Date.

“Prepetition” or “prepetition” means the time period prior to the Petition Date.

“Pre-Termination Carve-Out” means the sum of: (a) all fees required to be paid to the Clerk of the Bankruptcy Court and U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest, if any, at the statutory rate; and (b) in the event of an occurrence and during the continuation of an “Event of Default” as that term is defined in this Agreement and delivery (which may be by email) of notice (the “Carve-Out Trigger Notice”) to counsel for the Borrower, subject to the Pre-Termination Carve-Out Cap (as herein defined), to the extent allowed at any time, whether by interim order, final order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by any Professional retained in the Bankruptcy Case by the Borrower, in each instance pursuant to section 327, 328 or 363 of the Bankruptcy Code at any time prior to receipt of the Carve-Out Trigger Notice, whether allowed by the Bankruptcy Court prior to or thereafter.

“Post-Termination Carve-Out” means the Allowed Professional Fees of the Professionals retained in the Bankruptcy Case by the Borrower in an aggregate amount not to exceed $75,000.00 incurred beginning the first Business Day following the receipt of a Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, final order, procedural order, or otherwise.

“Pre-Termination Carve-Out Cap” means: (a) for Allowed Professional Fees of the Borrower’s Professionals that become payable on any date during which the Budget is not subject to the Agent’s approval pursuant to Section 4.1(i) of this Agreement, the aggregate amount of $500,000.00; and (b) for Allowed Professional Fees of Borrower’s Professionals that become payable on any date during which the Budget is subject to the Agent’s approval pursuant to Section 4.1(i) of this Agreement, the dollar value of professional fees and expenses for the Borrower’s Professionals identified on the Agent approved Budget as projected to be paid during such period; provided, however, on any date during the period between the Funding Date and the Maturity Date that the Borrower has less than $4,000,000 in immediately available funds, the Pre-Termination Carve-Out Cap shall not exceed $250,000.00.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Product(s)” mean any product Marketed by Borrower or any of its Subsidiaries or its contractors on behalf of Borrower as of the date hereof or at any date thereafter, and includes the products listed on Schedule 3.24.

“Professionals” means the attorneys, accountants, financial advisors and other professional consultants retained pursuant to an order of the Bankruptcy Court to provide representation or advice in connection with the Bankruptcy Case.

“Pro Rata Share” means with respect to a Lender’s obligation to fund the Term Loan and such Lender’s right to receive payments of principal, interest, fees in cash or common stock of the reorganized Borrower as provided in Section 2.1(c) with respect to the Term Loan, the Term Loan Commitment Percentage of such Lender.

“PRV” means Tropical Disease Priority Review Voucher.

“Reorganization Effective Date” means the effective date of the Stalking Horse Plan or any plan confirmed by the Bankruptcy Court.

“Reorganization Milestones” means (a) on or before April 1, 2016, Borrower shall have provided to Agent and Lenders substantially complete draft of its proposed Stalking Horse Plan; (b) on or before April 7, 2016, Borrower shall have filed a Motion to enter the Financing Order, (c) on or before April 13, 2016, Borrower shall have filed with the Bankruptcy Court the Stalking Horse Plan and related disclosure statement, both of which shall be in form and substance acceptable to Agent, consistent with the terms of the Securities Purchase Agreement and this Agreement, (d) on or before April 29, 2016, the Bankruptcy Court shall have entered the Financing Order, (e) on or before May 13, 2016, the Bankruptcy Court shall have entered an order acceptable to Agent approving the disclosure statement related to the Stalking Horse Plan, which is in form and substance acceptable to Agent and authorizing solicitation of the Stalking Horse Plan, (f) on or before June 15, 2016, the Bankruptcy Court shall have entered an order in form and substance acceptable to Agent confirming the Stalking Horse Plan, which is in form and substance acceptable to Agent and (g) on or before June 30, 2016, the Stalking Horse Plan shall have become effective by its terms.

“Required Permit(s)” means a Permit issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or contractors or necessary in the investigation, testing, manufacture, sale, or marketing of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries or contractors or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any applicable Governmental Authority necessary for the investigation, testing, manufacture, sale, or marketing of any Product by Borrower as such activities are being undertaken by Borrower with respect to any Product at any time), and (b) issued by any Person from which Borrower or any of its Subsidiaries or contractors have received an accreditation.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of Borrower acceptable to Agent.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in Borrower or a Subsidiary of Borrower (other than (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of Borrower or an Affiliate of any Subsidiary of Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in Borrower or a Subsidiary of Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of Borrower.

“Savant” means Savant Neglected Diseases, LLC, a Delaware limited liability company.

“Savant Acquisition” means the acquisition by Borrower of certain regulatory and non-intellectual property assets (“Regulatory and Other Assets”) and exclusive license of intellectual property assets not constituting Regulatory and Other Assets in each case of the worldwide rights in and relating to benznidazole for human use owned by Savant.

“Savant Acquisition LOI” means that certain Letter of Intent dated February 26, 2016, entered into between Borrower and Savant with respect to the Savant Acquisition.

“Savant Acquisition Order” means that order of the Bankruptcy Court entered on February 26, 2016, approving the Savant Acquisition.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by Borrower under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Borrower was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, Borrower and each securities intermediary in which Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 1, 2016, among the Lenders and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which Borrower provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Stalking Horse Plan” means, as the same may be amended, modified or otherwise supplemented in compliance with this Agreement, Borrower’s plan of reorganization in its Bankruptcy Case which is in form and substance consistent with the Letter of Intent, and is otherwise in form and content acceptable to Agent.

“Stated Rate” has the meaning set forth in Section 2.4.

“Subsidiary” means any direct or indirect subsidiary of Borrower as set forth on Schedule 3.20.

“Super-Priority Claim” means a claim against the Borrower in the Bankruptcy Case that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), subject only to the Pre-Termination Carve-Out or Post-Termination Carve-Out, as applicable.

“Taxes” has the meaning set forth in Section 2.5(a).

“Termination Date” means the earlier to occur of (a) termination of this Agreement pursuant to Section 9.2 or (b) any date on which Agent accelerates the maturity of the Term Loan pursuant to Section 9.2.

“Term Loan Commitment” means, as of any date of determination, the aggregate Term Loan Commitment Amounts of all Lenders as of such date.

“Term Loan Commitment Amount” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Amount”.

“Term Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Term Loan Commitment Amount of such Lender on such date divided by the Term Loan Commitment on such date.

“Term Sheet” means that certain Term Sheet for Proposed DIP Loan and Exit Financing dated March 18, 2016, which is attached to the Letter of Intent.

“Term Sheet Approval Order” means the Bankruptcy Court’s order: (i) Approving Amended Letter of Intent and Amended Term Sheet, Each Dated March 18, 2016, With Nomis Bay Ltd and Funds Managed by Black Horse Capital LP, Black Horse Capital Master Fund Ltd. and Cheval Holdings, Ltd.; (ii) Approving Bidding Procedures Governing Submission and Consideration of Competing and Supplemental Plan Sponsorship Proposals; (iii) Approving Breakup Fee; (iv) Scheduling and Authorizing Borrower to Conduct an Auction Pursuant to Such Procedures; and (v) Granting Related Relief, entered in the Bankruptcy Case on March 23, 2016 [Docket No. 293].

“Triggering Event” means the occurrence of any of the following events: (i) Borrower consummates a sale of any of its Intellectual Property rights or other assets, which is not approved by Agent; (ii) Borrower consummates a sale of all or substantially all of its assets or common stock, which is not approved by Agent; (iii) Borrower accepts an alternative debtor-in-possession financing and/or exit financing proposal other than those proposals contemplated by the Letter of Intent; and/or (iv) Borrower consummates a plan of reorganization, which is not approved by Agent.

“UCC” means the Uniform Commercial Code of the State of Delaware or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Upfront Fee” has the meaning set forth in Section 2.2(c).

Section 1.2           Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent and each of the Lenders on or prior to the Closing Date. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of Borrower or any Subsidiary of Borrower at “fair value”, as defined therein.

Section 1.3           Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.

Section 1.4           Time is of the Essence. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Documents.

Section 1.5           Certain References. All references in this Agreement or any Financing Document to all or any part of the Obligations being paid in full, payment in full, paid in full in cash, payment in full in cash, paid in cash, repayment in full, repaid in full, payment and satisfaction in full, indefeasibly paid or due and payable or any similar phrase shall refer to such portion of the Obligations either being paid in full in cash or being converted to common stock of the reorganized Borrower in the manner set forth on Schedule 2.1.

Article 2 - TERM LOAN

Section 2.1           Term Loan. Subject to all of the terms and conditions of this Agreement and the Financing Order, the Lenders agree to make the Term Loan to Borrower.

(a)         Funding Term Loan. Subject to Article 6, on the terms and conditions hereinafter set forth, the Lenders agree to make a single advance to Borrower in the amount of the Term Loan before the date which is three (3) Business Days after the Financing Order becomes a Final Order and subject to Borrower having satisfied all conditions to funding set forth in Section 6.1 and 6.3. Each Lender shall advance its Pro Rata Share of the Term Loan Commitment.

(b)         Notes. The portion of the Term Loan made by each Lender shall be evidenced by one or more promissory notes executed by Borrower (each as amended, restated, renewed or replaced from time to time, a “Note”) in an original principal amount equal to such Lender's Term Loan Commitment Amount.

(c)         Repayment of Term Loan. The outstanding principal balance of the Term Loan, plus accrued and unpaid interest, plus the Commitment Fee, plus the Upfront Fee, plus all other non-contingent Obligations (the “Conversion Amount”) shall be paid or satisfied as follows: (i) if the Maturity Date occurs, by conversion of the Conversion Amount to common stock of the reorganized Borrower in the manner set forth on Schedule 2.1 or (ii) if the Termination Date occurs, at Agent’s option, the Conversion Amount shall (x) be paid in cash to the Lenders or (y) convert to common stock of the reorganized Borrower in the manner set forth on Schedule 2.1. The Term Loan may not be prepaid in whole or in part at any time.

(d)         Fixed Rate. The Term Loan shall bear interest on the outstanding principal amount thereof from the Funding Date at a rate per annum equal to twelve percent (12.00%). All interest hereunder and under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(e)         Default Interest Rate. Upon the occurrence of an Event of Default under this Agreement or any of the other Financing Documents, and during the continuation thereof, and after the Termination Date and the Maturity Date (as long as any Obligations remaining owing thereafter), the outstanding principal balance of the Term Loan and, to the extent permitted by applicable Law, and any other amounts then owing by Borrower to the Lenders, including, without limitation, accrued interest and the fees and expenses provided in Section 2.2(a)-(d), shall bear interest at the Default Interest Rate. The interest accruing under this Section shall be additional Obligations of Borrower under this Agreement.

(f)         No Liability. Neither Agent nor Lenders shall incur any liability to Borrower as a result of acting reasonably under this Section 2.1, and the crediting of the Term Loan to Borrower’s deposit account, shall conclusively establish the obligation of Borrower to repay the Term Loan as provided herein.

(g)         Notation. Agent and each Lender shall record on its books the principal amount of the Term Loan owing to each Lender from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment of principal of such Lender’s Term Loan in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

Section 2.2           Fees.

(a)         Documentation and Approval Fees and Expenses. On the Funding Date, subject to receipt by Borrower of a reasonably detailed invoice and receipt by Borrower of such other information supporting such invoice as may be reasonably requested by Borrower, Borrower shall pay in full all of the Lenders’ reasonable professional costs and fees incurred in relation to the Term Loan, including, without limitation, in connection with the due diligence related to, and the preparation, negotiation, documentation and court approval of the Letter of Intent, this Agreement, the other Financing Documents, the Breakup Fee Order, and the Financing Order, which amounts shall (i) be deducted from the proceeds of the Term Loan funded on the Funding Date and (ii) not reduce the amount of the Term Loan or the Obligations; provided, however, for the avoidance of doubt the defined term “Obligations” as used in this Section does not include the professional costs and fees deducted from the proceeds of the Term Loan pursuant to clause (i).

(b)         Commitment Fee. On the Termination Date or the Maturity Date, as applicable, Borrower shall pay the Lenders a commitment fee equal to One Hundred Fifty Thousand Dollars ($150,000.00) (the “Commitment Fee”). The Commitment Fee shall be deemed fully earned on the Funding Date and, once paid, shall be non-refundable. The payment of the Commitment Fee shall be made in cash or by conversion of such amount to common stock of the reorganized Borrower, in each instance, as provided in Section 2.1(c).

(c)         Upfront Fee. On the Termination Date or the Maturity Date, as applicable, Borrower shall pay the Lenders an upfront fee equal to One Hundred Ninety-One Thousand Dollars ($191,000.00) (the “Upfront Fee”). The Upfront Fee shall be deemed fully earned on the Funding Date and, once paid, shall be non-refundable. The payment of the Upfront Fee shall be made in cash or by conversion of such amount to common stock of the reorganized Borrower, in each instance, as provided in Section 2.1(c).

(d)         Breakup Fee. Upon the occurrence of a Triggering Event, without demand or notice, the Lenders shall be entitled to the Breakup Fee. The parties agree that the Cash Option Breakup Fee and the Breakup Attorneys’ Fees shall be an allowed administrative claim under 11 U.S.C. §503. The parties further agree that the agreed upon amount of the Breakup Fee is not a penalty, but rather is a reasonable measure of damages, based upon the parties’ experience, negotiations and agreement. The Borrower acknowledges and agrees that payment of the Breakup Fee is an integral part of the transactions contemplated by this Agreement and the other Financing Documents, and in the absence of the Borrower’s obligation to pay the Breakup Fee, the Lenders would not have entered into this Agreement and the other Financing Documents. Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Term Sheet Approval Order, the Lenders shall be entitled to payment of the Breakup Fee as provided herein, and to enforce the remedies provided for hereunder or under applicable Legal Requirements, without further application to or order by the Bankruptcy Court.

(e)         Remedies Upon the Occurrence of a Triggering Event. In addition to Agent’s right of termination set forth in Section 9.2 below, upon the occurrence of a Triggering Event, without demand or notice, the parties agree that Borrower shall pay the Breakup Fee to the Lenders as follows:

(i)            In the event that the Breakup Fee is triggered because Borrower accepts an alternative exit financing proposal after the Term Loan has been funded by Lenders, Lenders shall be entitled to: (i) repayment of the Term Loan in accordance with Section 2.1(c) of this Agreement; and (ii) receipt of the Breakup Fee;

(ii)          In the event the Breakup Fee is triggered under Sections (i), (ii) or (iii) of the definition of Triggering Event and Lenders exercise the Cash Option Breakup Fee, the parties agree that both the Cash Option Breakup Fee and the Breakup Attorneys’ Fees shall be payable to the Lenders out of the proceeds of such sale or alternative financing and in any event as an administrative claim under 11 U.S.C. §503;

(iii)         In the event that the Breakup Fee is triggered under Section (iv) of the definition of Triggering Event and Agent exercises the Cash Option Breakup Fee, the parties agree that both the Cash Option Breakup Fee and Breakup Attorneys’ Fees shall be payable as a priority administrative claim under any confirmed plan; and

(iv)        The Stock Option Breakup Fee shall be payable on the Reorganization Effective Date.

Section 2.3           General Provisions Regarding Payment. Payment by Borrower of the Obligations shall be made without set-off, recoupment or counterclaim. If any payment hereunder or under any of the Financing Documents becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable interest rate during such extension. Any payments received before 12:00 Noon (Eastern time) on any date shall be deemed received by the Agent and Lenders on such date, and any payments received at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent and the Lenders on the next succeeding Business Day. Each payment to the Agent or any Lender under this Agreement or any Note shall be paid to Agent or such Lender in accordance with wiring instructions provided to Borrower by Agent and each Lender.

Section 2.4           Maximum Interest. In no event shall the interest charged with respect to the Term Loan or any other Obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Delaware. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by Lenders exceed the amount which they could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, Lenders have received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Term Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.5           Taxes; Capital Adequacy.

(a)         All payments of principal and interest on the Term Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdictions under which Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower shall pay Agent and/or Lenders such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor; provided, however, any additional amounts required to be paid by Borrower hereunder shall not be immediately payable to Agent and/or Lenders, bur rather shall be additional Obligations of Borrower under this Agreement, which shall be due and payable as provided in Section 2.1(c).

(b)         If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or Lenders as a result of any such failure.

(c)         Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.5 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 2.6           Agent’s Books and Records. Borrower agrees that Agent’s and Lenders’ books and records showing the Obligations and the transactions pursuant to this Agreement and the other Financing Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. Such books and records shall be deemed correct, accurate, and binding on Borrower and an account stated (except for corrections of errors discovered by Agent or Lenders) in the absence of bad faith, gross negligence, manifest error, or other evidence to the contrary. In the event a timely written notice of objection is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

Section 2.7          Advance by Agent. If Agent has received notice from any Lender that such Lender does not intend to fund all or any portion of its Term Loan Commitment Amount on the Funding Date, Agent shall fund a corresponding amount to Borrower on the Funding Date. Unless Agent shall have been notified by any Lender prior to the Funding Date that such Lender does not intend to fund all or any portion of its Term Loan Commitment Amount on the Funding Date, Agent may assume that such Lender has funded its Term Loan Commitment Amount to Borrower on the Funding Date. If Borrower provides notice to Agent that any Lender did not fund all or any of its Term Loan Commitment Amount, Agent shall fund a corresponding amount to Borrower within two (2) Business Days after receipt of Borrower’s notice. Upon Agent’s funding any or all any Lender’s Term Loan Commitment Amount to Borrower, (a) Agent shall be deemed to have purchased a Term Loan Commitment Amount equal to the Term Loan Commitment Amount it funded, (b) such Lender’s interest in the Term Loan to the extent of the Term Loan Commitment Amount funded by Agent and its rights hereunder (but not its liability in respect thereof or under the Financing Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate and (b) such Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to Agent.

Section 2.8           Pro Rata Treatment. If the Conversion Amount is (a) paid in cash, it shall be paid to the Lenders in accordance with their Term Loan Commitment Percentages and (b) converted into common stock of the reorganized Borrower, such common stock shall be issued in the name of each Lender in the amount that is equal to such Lender’s Term Loan Commitment Percentage and the stock certificates evidencing same shall be delivered directly to each Lender. Unless otherwise expressly provided herein, all payments of principal, interest, fees and other amounts in respect of the Term Loan shall be made directly to the Lenders.

Article 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Term Loan, Borrower hereby represents and warrants to Agent and each Lender, on the Closing Date and the Funding Date, that:

Section 3.1           Existence and Power. Borrower and each of the Subsidiaries in an entity duly organized and existing under the laws of the jurisdiction of its incorporation or organization and no other jurisdiction, has the same legal name as it appears in its Organizational Documents and an organizational identification number as specified on Schedule 3.1. Borrower has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Borrower is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, Borrower (a) has not had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was not incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2           Organization and Governmental Authorization; No Contravention. Subject to the entry of the Financing Order, the execution, delivery and performance by Borrower of the Financing Documents are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to Borrower or any of the Organizational Documents of Borrower, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.3           Binding Effect. Subject to the entry of the Financing Order, each of the Financing Documents constitutes a valid and binding agreement or instrument of Borrower, enforceable against Borrower in accordance with its respective terms.

Section 3.4          Capitalization. To the Knowledge of Borrower, all issued and outstanding equity securities of Borrower are duly authorized and validly issued, fully paid, nonassessable, and such equity securities were issued in compliance with all applicable Laws. Borrower has authorized and reserved a sufficient number of shares of common stock to provide for the Lenders’ right to convert the Conversion Amount into shares of common stock of the reorganized Borrower on the Reorganization Effective Date.

Section 3.5           Financial Information. To the Knowledge of Borrower, all information delivered to Agent and pertaining to the financial condition of Borrower fairly presents the financial position of Borrower as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).

Section 3.6           Litigation and Governmental Proceedings. Except as set forth on Schedule 3.6, as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation or governmental proceedings pending against, or to Borrower’s Knowledge threatened against or affecting, Borrower, and there is no Litigation or governmental proceedings pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect on Borrower or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7           Ownership of Property. Except as set forth on Schedule 3.7, to the Knowledge of Borrower, Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8           No Default. No Default or Event of Default has occurred and is continuing. Except for any breaches, defaults, violations, or rights of termination or acceleration which purport to become effective upon the occurrence of the Bankruptcy Case, to the Knowledge of Borrower, Borrower is not in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9           Labor Matters. No material labor dispute exists or, to the Knowledge of Borrower, is imminent with respect to any of the employees of Borrower, which could reasonably be expected to result in a Material Adverse Effect. None of Borrower’s employees is a member of a union that relates to such employee’s relationship with Borrower, and Borrower is not a party to a collective bargaining agreement. To the Knowledge of Borrower, Borrower is in compliance with all applicable Legal Requirements relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10         Regulated Entities. Borrower is not an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11         Margin Regulations. None of the proceeds from the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Term Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12         Compliance With Laws; Anti-Terrorism Laws.

(a)         Except for any violations which purport to occur upon the occurrence of the Bankruptcy Case, Borrower is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)        Borrower is not and, to the Knowledge of Borrower, none of its Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. Borrower is not, and to the Knowledge of Borrower, none of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13        Taxes. Except for matters and filings that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, (i) all federal, state and local tax returns, reports and statements required to be filed by or on behalf of Borrower have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (ii) except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by Borrower have been paid, and (iii) all federal and state returns have been filed by Borrower for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14        Compliance with ERISA.

(a)         Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. Borrower has not incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)         Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Borrower is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower of any material liability, fine or penalty. To the Knowledge of Borrower, Borrower has not incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. To the Knowledge of Borrower, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15         Consummation of Financing Documents; Brokers. Except for fees payable to (i) Agent and/or Lenders, and (ii) Batuta Advisors, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and Borrower does not currently have, nor will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16         Material Contracts. Except for the agreements set forth on Schedule 3.16 (collectively, the “Material Contracts”), as of the Closing Date, there are no (a) employment agreements covering the management of Borrower, (b) collective bargaining agreements or other similar labor agreements covering any employees of Borrower, (c) agreements for managerial, consulting or similar services to which Borrower is a party or by which it is bound, (d) agreements regarding Borrower, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which Borrower is a party, in each case with respect to the preceding clauses (a) through (e) requiring payment of more than Fifty Thousand Dollars ($50,000.00) in any year, (g) partnership agreements to which Borrower is a general partner or joint venture agreements to which Borrower is a party or (h) any other agreements or instruments to which Borrower is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.16 sets forth, with respect to each real estate lease agreement to which Borrower is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than Borrower), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17         Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.17:

(a)         no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Borrower’s Knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by Borrower of any Environmental Law, (ii) alleged failure by Borrower to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, where in each clause (i), (ii), (iii) and (iv), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)         no property now owned or leased by Borrower and, to the Knowledge of Borrower, no such property previously owned or leased by Borrower, to which Borrower has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to Borrower’s Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the Knowledge of Borrower, other investigations which may lead to claims against Borrower for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.17, Borrower shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of Borrower.

Section 3.18         Intellectual Property.

(a)         Except as set forth in the Bankruptcy Schedules or on Schedule 3.18, Borrower is sole owner of all Intellectual Property Rights (defined herein) and has had executed all of the appropriate paperwork to establish ownership in Borrower, or Borrower has rights to use, all Intellectual Property, and other intellectual property rights and similar rights necessary or required for use in connection with its business as described in the SEC Reports (collectively, the “Intellectual Property Rights”). All Intellectual Property existing as of the Closing Date, as applicable, which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth in Schedule 3.18. Such Schedule 3.18 indicates in each case whether such registered Intellectual Property (or application therefore) is owned or licensed by Borrower, and in the case of any such licensed registered Intellectual Property (or application therefore), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability of Borrower to grant a security interest in and/or to transfer any of its rights as a licensee under such license. Except as indicated on Schedule 3.18, Borrower is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefore) purported to be owned by Borrower, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not such sue third parties for infringement. Borrower is not party to, nor bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property.

(b)         Except as set forth in the Bankruptcy Schedules or Schedule 3.18, Borrower has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within ten (10) years from the date of this Agreement. Except as set forth on Schedule 3.18, to the Knowledge of Borrower, Borrower has not received, since the date of the latest financial statements included within the SEC Reports, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person. Except as set forth on Schedule 3.18, to the Knowledge of Borrower, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Except as set forth on Schedule 3.18, to the Knowledge of Borrower, Borrower’s patents listed in the Bankruptcy Schedules are being maintained, and the required United States and foreign maintenance fees or annuities (if any) are being paid. To the Knowledge of Borrower, Borrower has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights. Except as set forth on Schedule 3.18, to the Knowledge of Borrower, Borrower has entered into binding, written agreements with every current and former employee of Borrower, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Borrower any ownership interest and right they may have in the Intellectual Property Rights; and (ii) acknowledge Borrower’s exclusive ownership of the Intellectual Property Rights. Except as set forth in the Bankruptcy Schedules, to the Knowledge of Borrower, no third party possesses rights to Intellectual Property Rights, that, if exercised, could enable such party to develop Products competitive to those of Borrower described on Schedule 3.24.

(c)         Except as set forth in the Bankruptcy Schedules or Schedule 3.18, to the Knowledge of Borrower, Borrower has duly and properly filed or caused to be filed with the U.S. Patent and Trademark Office (the “PTO”) and applicable foreign and international patent authorities all material patent applications as listed on Schedule 3.18 and owned by Borrower (the “Patent Applications”). Except as set forth in the Bankruptcy Schedules or Schedule 3.18, to the Knowledge of Borrower, Borrower has not been notified of any inventorship or ownership challenges nor has any interference been declared or provoked which has not been finally resolved. Except as set forth on Schedule 3.18, to the Knowledge of Borrower, no opposition filings or invalidation filings have been submitted which have not been finally resolved in connection with any of Borrower’s patents and Patent Applications in any jurisdiction where Borrower has applied for, or received, a patent.

(d)         Borrower hereby grants Agent and each Lender a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s Intellectual Property or other property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and in connection with Agent’s exercise of its rights under this Article, Borrower’s rights under all licenses (whether as licensor or licensee) inure to Agent’s and each Lender’s benefit.

Section 3.19         Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of Borrower to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrower (or its agents) have been prepared on the basis of the assumptions stated therein. Such projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrower can give no assurance that such projections will be attained.

Section 3.20         Subsidiaries. Borrower does not own any stock, partnership interests, limited liability company interests or other equity securities, except as set forth on Schedule 3.20.

Section 3.21         Triggering Event or Event of Default. No Triggering Event or Event of Default has occurred.

Section 3.22         Appointment of a Trustee or Examiner; Liquidation. No order has been entered in the Bankruptcy Case (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of an examiner, (c) to convert the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code, or (d) to dismiss the Bankruptcy Case.

Section 3.23         Martin Shkreli. Martin Shkreli is not an employee, consultant, officer or director of Borrower or any of its Subsidiaries.

Section 3.24        Regulatory Compliance. With respect to all Products, Borrower has only engaged in Marketing activities pursuant to and within the scope of all required Governmental Approvals, and in compliance with the FDCA and applicable state laws. The clinical trials conducted by and on behalf of Borrower as part of its Marketing activities with respect to the Products have been and continue to be conducted in accordance with any and all approved protocols, and no Governmental Authority or institutional review board has issued notice to Borrower demanding the termination, suspension, material modification, or clinical hold of any such Marketing activities. There are no pending or threatened criminal, civil, or administrative investigations or actions pertaining to Borrower’s Marketing activities, and Borrower is not a party to any consent decree with any Governmental Authority. Borrower has not received nor is it aware of any warning letters, pending or unremediated FDA inspection violations, quarantine, or other notice of wrongdoing or prohibition on future Marketing activities supplied by the FDA or any state board of pharmacy or department of health. The handling of all biological and pharmaceutical materials, have been and are being conducted in all material respects in accordance with the FDCA and applicable state laws. Borrower is not directly, nor indirectly by any through its officers, directors, employees, agents or contractors, debarred, suspended, or excluded from participation in the Medicare or Medicaid programs, or any other state or federal health care program.

Section 3.25         Regulatory Developments. All material Required Permits related to the Marketing of the Products are listed on Schedule 3.25.

Section 3.26         Kalobios Ltd.         Except as set forth on Schedule 3.26, Kalobios Ltd. does not (i) own or have an interest in any assets of any kind or (ii) have any liabilities of any kind.

Section 3.27         Affiliate Transactions. Except as set forth in the SEC Reports, in the Bankruptcy Schedules, or as set forth on Schedule 3.27, to the Knowledge of Borrower, none of the current officers or directors of Borrower and, to the Knowledge of Borrower, none of the employees of Borrower is presently a party to any transaction with Borrower (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Borrower, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner.

Article 4 - AFFIRMATIVE COVENANTS

Until payment and satisfaction in full of all Obligations and termination of this Agreement, Borrower covenants and agrees as follows:

Section 4.1          (i)          Budget. Borrower will deliver to Agent prior to the Funding Date, the Budget, and on the first Business Day of each month thereafter until the Maturity Date, an updated “rolling” 13-week budget for the next 13 week period in a form similar to the initial Budget, which shall supplement the prior Budget without further notice, motion, application to, order of, or hearing before the Bankruptcy Court; provided, that, if at any time between the Funding Date and the Reorganization Effective Date, Borrower has less than Five Million Dollars ($5,000,000.00) in immediately available funds, each Budget delivered by Borrower during such period shall be subject to Agent’s reasonable approval. If the Budget becomes subject to Agent’s approval above, then, simultaneously with Borrower’s delivery of each Budget, Borrower shall provide (i) a reconciliation of budgeted and actual amounts, and (ii) a written narrative explanation if, during any period when Agent has approval over the Budget, Borrower’s (i) actual disbursements under any line item on the Budget for any four-week period exceed the budgeted disbursements for such four-week period in such line item by more than five percent (5%) of the budgeted amount for such four-week period, (ii) aggregate actual disbursements under the Budget for any four-week period exceed the aggregate budgeted disbursements for such four-week period by more than five percent (5%) of the aggregate budgeted amount for such four-week period, or (iii) aggregate actual cash receipts during any four-week period are less than ninety percent (90%) of aggregate projected cash receipts set forth in the Budget for such four-week period.

(ii)         Other Information. Borrower will deliver to Agent: (a) as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared balance sheet, cash flow and income statement covering Borrower’s operations during the prior month, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Agent; (b)  within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of Borrower are traded and/or the SEC; (c) prompt written notice of an event that affects the value of any Intellectual Property; (d) at Agent’s request, following the close of each payroll period, evidence that all Payroll Taxes have been timely and fully paid to the applicable Governmental Authorities (including, without limitation, copies of any documentation, calculations, cancelled checks, wire or ACH confirmations pertaining to Borrower’s Payroll Taxes); (e) within ten (10) days of (i) acquiring and/or developing any new material Intellectual Property, or (ii) entering or becoming bound by any additional material license or sublicense agreement or other material agreement with respect to rights in Intellectual Property (other than over-the-counter software that is commercially available to the public), deliver to Agent an updated Schedule 3.18 reflecting same, and upon any other change in Borrower’s Intellectual Property from that listed on Schedule 3.18; (f) prior to any filing with the Bankruptcy Court, copies of all Plan Documentation; and (g) within five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have an effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of its Subsidiaries. At Agent’s request, Borrower shall deliver to Agent copies of all Material Contracts.

(iii)        New Products. If, after the Closing Date, Borrower determines to investigate, develop, manufacture, test, sell, or market any new Product not already listed on Schedule 3.24, and prior to acting on such determination, Borrower shall give written notice to Agent of such determination (which shall include at a minimum a (1) brief description of such new Product, (2) a summary description of Borrower’s compliance program for such new Product, (3) a list of all material Required Permits (and a copy of such material Required Permits if requested by Agent), (4) a summary of all investigation, testing, manufacturing, marketing, or sale of such new Product that has already been undertaken, and (5) an updated Schedule 3.24 and 3.25 provided, however, that with respect to any Product that has previously been disclosed to Agent, Borrower shall promptly give written notice to Agent if and when it obtains any new or additional material Required Permits from the FDA, the DEA, or parallel local or state authorities, or their foreign counterparts (along with a copy thereof if requested by Agent).

Section 4.2           Payment and Performance of Obligations. Subject to the entry of appropriate orders of the Bankruptcy Court, Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including all Payroll Taxes and other tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens for sums not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate arising in connection with court proceedings, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and payable in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3           Maintenance of Existence. Borrower will preserve, renew and keep in full force and effect and in good standing (as of the Funding Date, with respect to the good standing), and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing (as of the Funding Date, with respect to the good standing), their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4           Maintenance of Property; Payments of Taxes; Insurance.

(a)         Borrower will maintain the Collateral as is reasonably necessary for the conduct of its business consistent with then-present needs.

(b)         Subject to entry of any necessary order or orders of the Bankruptcy Court, Borrower will pay or cause to be paid all Taxes on or prior to the date due, and in any event, prior to the date upon which any fine, penalty, interest or cost for nonpayment could be imposed, and furnish to Agent, upon request, receipted bills of the appropriate taxing authority or other documentation reasonably satisfactory to Agent evidencing the payment thereof. If Borrower shall fail to pay any Taxes in accordance with this section and is not contesting or causing a contesting of such Taxes pursuant to a Permitted Contest, Agent shall have the right, but shall not be obligated, to (for the account of all Lenders) pay such Taxes, and such amount shall constitute a portion of the Obligations.

(c)         Subject to entry of an appropriate order or orders of the Bankruptcy Court, upon completion of any Permitted Contest, Borrower shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.

(d)         Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may request from time to time; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(e)         On or prior to the Funding Date, and at all times thereafter, Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Borrower shall deliver to Agent and the Lenders (i) on or prior to the Funding Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower, and (v) at least 60 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(f)         In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but shall not be required to, purchase insurance at Borrower’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.5           Compliance with Laws and Material Contracts. Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts.

Section 4.6           Inspection of Property, Books and Records. Borrower will maintain, and will cause each Subsidiary to maintain their respective books, accounts and records consistent with sound business practice, and not make or institute any material change in their respective methods of purchase, sale, management, accounting or operation; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrower or any applicable Subsidiary, representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of its operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrower and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of a Default or an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Default or any time during which Agent reasonably believes a Default exists.

Section 4.7           Use of Proceeds.

(a)         Borrower shall use the proceeds of the Term Loan solely for (i) payment of all fees and expenses due and payable to Agent and Lenders pursuant to Section 2.2(a), (ii) working capital, (iii) Bankruptcy Related Costs, (iv) funding distributions under the Stalking Horse Plan, and (v) other costs of the Borrower incurred in the ordinary course of business. Such use of funds shall be subject to Agent’s approval of the Budget whenever required by Section 4.1(i) of this Agreement.

(b)        Notwithstanding anything to the contrary set forth herein or in any other Financing Document, no portion of the Term Loan, the Collateral, or cash collateral of Agent or the Lenders may be used to fund any activities: (i) preventing, hindering, or delaying any of Agent’s or the Lenders’ enforcement or realization upon any of the Collateral; (ii) selling or otherwise disposing of any of the Collateral without the consent of Agent; (iii) using or seeking to use any insurance proceeds constituting Collateral without the consent of Agent; (iv) except as permitted under Section 5.1, incurring Debt without the prior consent of Agent; (v) objecting or challenging in any way any claims, Liens or Collateral (including cash collateral) held by or on behalf of any of Agent or the Lenders; (vi) asserting any claims or causes of action including, without limitation, any action under Chapter 5 of the Bankruptcy Code, against any of Agent, the Lenders, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees; (vii) prosecuting an objection to, or contesting in any manner, or raising defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of the Obligations, the Liens securing the Obligations or any other rights or interests of any of Agent or the Lenders; or (viii) taking any action which (A) has or could have the effect of adversely modifying or compromising the rights and remedies of Agent or the Lenders, (B) is contrary, in a manner that is adverse to Agent or the Lenders, to any term or condition set forth in any of the Financing Documents or the Financing Order, or (C) results in the occurrence of an Event of Default.

Section 4.8          Notices of Litigation and Defaults. Borrower will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened against Borrower or any of its Affiliates that could reasonably be expected to result in uninsured losses to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon Borrower becoming aware of the existence of any Default or Event of Default, (c) if Borrower is in breach or default under or with respect to any Material Contract, or if Borrower is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to Borrower’s Knowledge, threatened against Borrower, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of Borrower, or if there is any claim by any other Person that Borrower in the conduct of its business is infringing on the Intellectual Property Rights of others, and (f) of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).

Section 4.9           Hazardous Materials; Remediation.

(a)         If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of Borrower, Borrower will cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall comply with each Environmental Law requiring the performance at any real property by Borrower of activities in response to the release or threatened release of a Hazardous Material.

(b)         Borrower will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.10         Further Assurances.

(a)         Borrower will at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien in favor of Lenders on the Collateral (including Collateral acquired after the date hereof) and Lenders’ Super-Priority Claims as permitted herein, including, without limitation, executing one or more promissory notes, Deposit Account Control Agreements, Securities Account Control Agreements and assignments of Intellectual Property, each of which shall be in form and substance acceptable to Agent and the Lenders.

(b)         Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)         Borrower shall obtain a landlord’s agreement from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 4.11         Regulatory Matters.

(a)         Borrower shall obtain and keep in full force and effect all of the Governmental Approvals necessary to develop, test, investigate, manufacture, sell, and or market each and any Product, and Borrower shall comply fully and completely at all times and in all respects with any and all Required Permits issued by any Governmental Authority, the noncompliance with which could reasonably be expected to result in a Material Adverse Effect.

(b)         Borrower shall provide to Agent as soon as possible and in any event within three (3) days of obtaining Borrower’s Knowledge thereof, any written notice that any Governmental Authority has initiated an investigation, audit, or similar event regarding Borrower’s or any of its Subsidiaries’ compliance with Drug Regulatory Laws or is alleging that Borrower or any of its Subsidiaries is in violation of Drug Regulatory Laws.

Section 4.12         Power of Attorney. Each of the officers and/or directors of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) after the occurrence and during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower’s Accounts; (b) after the occurrence and during the continuance of an Event of Default, take any action Borrower is required to take under this Agreement; (c) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrower that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interests, Liens, or Super-Priority Claims; and (d) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Agent may deem necessary or desirable to enforce Agent’s rights with regard to any Intellectual Property or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.13        Collateral Administration. All data and other information relating to its Accounts and other intangible Collateral shall at all times be kept by Borrower, at its principal office and shall not be moved from such location without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

Section 4.14         Payroll Taxes; Third Party Payroll Administrator. Borrower may engage a third-party payroll administrator to manage, administer and ensure the timely payment of any and all Payroll Taxes due and payable by Borrower from time to time to any applicable Governmental Authorities.

Section 4.15         Reorganization Milestones. Borrower shall comply with the Reorganization Milestones, it being expressly understood that time is of the essence.

Section 4.16        Bankruptcy Reports. Promptly after the sending, receiving or filing thereof, copies of all reports, motions, affidavits, statements and other documents that Borrower sends, receives or files in connection with the Bankruptcy Case, including all correspondence with the Bankruptcy Court, shall be delivered to Agent and the Lenders.

Section 4.17        Common Stock. Borrower shall at all times have authorized and reserved a sufficient number of shares of common stock to provide for the Lenders’ right to convert the Conversion Amount into shares of common stock of the reorganized Borrower on the Reorganization Effective Date.

Section 4.18        Intellectual Property Rights. Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property. All Intellectual Property of Borrower is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting to Agent, for the benefit of itself and the Lenders, or from Agent or the Lenders enforcement of the Liens in Borrower’s interest in such license or agreement or other property, or prohibits, or limits Agent’s or the Lenders’ enforcement of the Super-Priority Claims. Borrower shall at all times conduct its business without infringement or claim of infringement of any Intellectual Property rights of others. Borrower shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; (b) promptly advise Agent in writing of material infringements of any Material Intellectual Property; and (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent. Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and Lenders’ rights and remedies under this Agreement and the other Financing Documents.

Article 5 - NEGATIVE COVENANTS

Until payment and satisfaction in full of all Obligations and termination of this Agreement, Borrower covenants and agrees as follows:

Section 5.1          Debt; Contingent Obligations. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. Borrower will not, nor will Borrower permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2           Liens. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3           Restricted Distributions. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except that any Subsidiary may pay dividends to Borrower.

Section 5.4          Restrictive Agreements. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay dividends to Borrower; (ii) pay any Debt owed to Borrower or (iii) transfer any of its property or assets to Borrower.

Section 5.5          Consolidations, Mergers and Sales of Assets; Change in Control. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions. Borrower will not suffer or permit to occur any Change in Control with respect to itself or any Subsidiary other than as permitted under an approved plan of reorganization.

Section 5.6          Investments. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) own or enter into any agreement to own any Investments other than in the Ordinary Course of Business or as permitted under clause (d) and (e) of the definition of Permitted Investments; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than as permitted under clause (a) of the definition of Permitted Investments; provided, that, for the avoidance of doubt, at no time shall Borrower make any capital contribution or other Permitted Investment in any Subsidiary

Section 5.7          Transactions with Affiliates. Except as set forth in the Bankruptcy Schedules or as otherwise disclosed on Schedule 3.27 and except for transactions which contain terms that are no less favorable to Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of Borrower, Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower.

Section 5.8           Modification of Organizational Documents. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.9          Modification of Certain Agreements. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of Agent). Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining approval from Agent.

Section 5.10        Conduct of Business. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.10 and businesses reasonably related thereto. Borrower will not, and will not permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.11         Lease Payments. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.

Section 5.12         Limitation on Sale and Leaseback Transactions. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.13         Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. Borrower will not, and will not permit any Subsidiary directly or indirectly, to establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Borrower represents and warrants that Schedule 5.13 lists all of the Deposit Accounts and Securities Accounts of Borrower as of the Closing Date. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.14        Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Borrower shall immediately notify Agent if Borrower has knowledge that Borrower, any of its Subsidiaries, or any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.15         Financing Order; Administrative Expense Priority; Payments.

(a)          Borrower will not seek, consent to or suffer to exist at any time any modification, stay, vacation or amendment of the Financing Order, this Agreement or any other Financing Document, except for modifications and amendments joined in or agreed to in writing by Agent.

(b)          Borrower will not suffer to exist at any time a priority for any administrative expense or unsecured claim against Borrower (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of Agent and the Lenders in respect of the Obligations.

(c)          Prior to the date on which the Obligations have been indefeasibly paid in full in accordance with the terms of this Agreement, and this Agreement has been terminated, Borrower will not (i) pay any administrative expenses pursuant to Section 503(b) of the Bankruptcy Code, except (A) administrative expenses incurred in the Ordinary Course of Business of Borrower or approved by an order of the Bankruptcy Court and (B) Allowed Fees payable under Section 330 and 331 of the Bankruptcy Code, or (ii) permit or seek to permit the granting of adequate protection in favor of any Person.

(d)          Subject to entry of the Financing Order, Borrower will waive any claims under Section 506(c) of the Bankruptcy Code against Agent and Lenders, and will not take any other action contrary to the Financing Order or this Agreement or adverse to the Agent’s and Lenders respective rights and remedies under the Financing Documents or Financing Order.

Section 5.16         Bankruptcy Actions.

(a)          Borrower shall not enter into any agreement to return any of its Intellectual Property or other Collateral outside the Ordinary Course of Business to any of its creditors for application against any prepetition Debt, prepetition trade payables, or other prepetition claims under Section 546(h) of the Bankruptcy Code.

(b)          Borrower shall not make (i) any payments on account of any creditor’s claims against Borrower, (ii) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program, or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case, in amounts and on terms and conditions that: (A) are approved by Final Order of the Bankruptcy Court entered prior to the Closing Date; (B) (1) are approved by Final Order of the Bankruptcy Court entered on or after the Closing Date and (2) are expressly permitted by the Budget; or (C) otherwise approved by Agent in writing.

(c)          Borrower shall not obtain, or seek to obtain, any stay on the exercise of the remedies of Agent or any Lender hereunder, under any Financing Document or the Financing Order.

Section 5.17        Acquisitions. Borrower will not, and will not cause or permit any Subsidiary to, directly or indirectly, consummate any Acquisitions other than the Savant Acquisition; provided, however, the Savant Acquisition shall not be consummated prior to or on the Maturity Date.

Section 5.18        Martin Shkreli. Borrower will not permit Martin Shkreli at any time to be an employee, consultant or officer of Borrower or any of its Subsidiaries.

Article 6 – CONDITIONS

Section 6.1          Conditions to Closing. The obligation of each Lender under, and the effectiveness of, this Agreement shall be subject to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and the Lenders in their sole discretion:

(a)          Agent shall have received an executed Secretary’s Certificate of Borrower certifying: (i) the certificate of incorporation and bylaws of Borrower; (ii) resolutions of the board of directors of Borrower, authorizing the execution and delivery of this Agreement and the other Financing Documents; and (iii) the names and titles of the officer or officers of such Borrower authorized to sign this Agreement and the other Financing Documents, together with true signatures of such officers;

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, the document listed in this Section 6.1 required to be approved by Agent or the Lenders, as applicable, on the Closing Date.

Section 6.2          Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrower’s expense, the searches described in clauses (a), (b), and (c) below against Borrower, the results of which are to be consistent with Borrower’s representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to the funding of the Term Loan: (a) UCC searches; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches; and (c) searches of corporate records to confirm the continued existence, organization and standing of Borrower and the exact legal name under which Borrower is organized.

Section 6.3          Conditions to Funding. The obligation of each Lender to make its portion of the Term Loan on the Funding Date shall be subject to satisfaction (or waiver by Agent) of the conditions set forth in Section 6.1 and 6.2, and to the satisfaction (or waiver by Agent) of Agent in its sole discretion of the following conditions precedent:

(a)          the Agent shall have received the Financing Documents, each duly executed by an authorized officer of Borrower and other parties thereto;

(b)          the Financing Order shall be a Final Order;

(c)          Agent shall have received the Budget covering the first thirteen (13) weeks after the Funding Date, in form and substance satisfactory to Agent;

(d)          the payment of the fees and expenses identified in Section 2.2(a);

(e)          other than the filing and pendency of the Bankruptcy Case, since December 31, 2015, the absence of any Material Adverse Effect;

(f)           no Default or Event of Default shall have occurred and be continuing;

(g)          the representations and warranties of Borrower contained in the Financing Documents shall be true, correct and complete on and as of the date of the Funding Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such date;

(h)          original certificates of all insurance policies of Borrower confirming that they are in effect and that the premiums due and payable with respect thereto have been paid in full and endorsements naming Agent, for the benefit of itself and the Lenders, as lender’s loss payee or additional insured, as appropriate;

(i)          no Triggering Event shall have occurred;

(j)          Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, with respect to Borrower and its Subsidiaries;

(k)         Agent shall have received a copy of the certificate of incorporation of Borrower, certified as of a recent date by the Secretary of State of Delaware;

(l)          Agent shall have received a Funding Certificate of Borrower certifying that all conditions set forth in this Section 6.3 have been satisfied;

(m)        Borrower and each of the Subsidiaries shall be duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and no other jurisdiction. Agent shall have received certificates of good standing, statements of status or similar documentation with respect to Borrower and each of its Subsidiaries, issued as of a recent date by the Secretary of State, or other similar official, of each state or country in which Borrower or its Subsidiaries is organized or is qualified to transact business as a foreign corporation; and

(n)         such other agreements, documents, instruments and certificates as Agent may reasonably request.

Article 7 – INTENTIONALLY DELETED

Article 8 - SECURITY AGREEMENT

Section 8.1           Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrower hereby assigns and grants to Agent, for the benefit of itself and the Lenders, a continuing first priority Lien on and security interest in, upon, and to the Collateral, subject only to the Pre-Termination Carve-Out or Post-Termination Carve-Out, as applicable.

Section 8.2           Priority and Liens. At all times prior to the Maturity Date, Borrower hereby covenants, represents and warrants that, subject to the entry of the Financing Order, upon the Funding Date, the Obligations hereunder and under the other Financing Documents, subject only to the Pre-Termination Carve-Out or Post-Termination Carve-Out, as applicable:

(a)          shall at all times constitute allowed Super-Priority Claims pursuant to section 364(c)(1) of the Bankruptcy Code;

(b)          pursuant to section 364(c)(2) and 364(d) of the Bankruptcy Code, shall at all times be secured by first priority, valid, binding, enforceable and perfected security interests in, and Liens upon, all Collateral including any such property that is subject to valid and perfected Liens in existence on the Petition Date;

(c)          the Super-Priority Claims shall at all times be senior to the rights of the Borrower, any chapter 11 trustee, any chapter 7 trustee and any other creditor (including, without limitation, postpetition counterparties and other postpetition creditors) in the Chapter 11 Bankruptcy Case or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 case.

Section 8.3           Representations and Warranties and Covenants Relating to Collateral.

(a)         Schedule 8.3 sets forth (i) each chief executive office and principal place of business of Borrower and its Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrower regarding any of the Collateral are kept; which such Schedule 8.3 indicates in each case which Borrower has Collateral and/or books and records located at such address, and, in the case of any such address not owned by Borrower, indicates the nature of such location (e.g., leased business location operated by Borrower, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(b)         Without limiting the generality of Section 3.2, except as indicated on Schedule 3.18 with respect to any rights of Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the entry of the Financing Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by Borrower to Agent and Lenders of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents, or (ii) the exercise by Agent and Lenders of their rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent and Lenders or exercise of rights by Agent or Lenders shall violate or cause a default under any agreement between Borrower and any other Person relating to any such Collateral, including any license to which Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by Borrower or any other Person.

(c)         As of the Funding Date, Borrower has no ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests disclosed on Schedule 3.20) and Borrower shall give notice to Agent promptly upon the acquisition by Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrower is maintained).

(d)         Borrower shall not take any of the following actions or make any of the following changes unless Borrower has given at least thirty (30) days prior written notice to Agent of Borrower’s intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and has executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens and Super-Priority Claims, rights and remedies of Agent and Lenders with respect to the Collateral: (i) change the legal name or organizational identification number of Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change its jurisdiction of incorporation, designate any jurisdiction as an additional jurisdiction of incorporation, or change its type of entity, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e)         Borrower shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon, in any case in an amount in excess of Seventy-Five Thousand Dollars ($75,000.00) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrower with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrower and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f)         Without limiting the generality of Sections 8.3(c) and 8.3(e):

(i)          Following the Funding Date and upon the request of Agent, Borrower shall deliver to Agent all tangible Chattel Paper and all Instruments and documents owned by Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrower shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrower also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments. Borrower will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Borrower shall comply with all the provisions of Section 5.13 with respect to the Deposit Accounts and Securities Accounts of Borrower.

(ii)         Following the Funding Date and upon the request of Agent, Borrower shall deliver to Agent all letters of credit on which Borrower is the beneficiary and which give rise to letter of credit rights owned by Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrower shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii)        Borrower shall promptly advise Agent upon Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrower shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)        Except for Accounts and Inventory in an aggregate amount of not more than Twenty-Five Thousand Dollars ($25,000.00), no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrower’s agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control. Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 8.3. Borrower shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(v)         Borrower shall maintain the Collateral as is reasonably necessary for the conduct of its business consistent with then-present needs. Upon request of Agent, Borrower shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrower shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)        Borrower hereby authorizes Agent to file without the signature of Borrower one or more UCC financing statements relating to the Liens granted in this Agreement to Agent and Lenders relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of Borrower now owned or hereafter acquired) in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent and Lenders with respect to the Collateral. Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof, as long as such filings are otherwise consistent with this clause (vi), but for the timing of the filing.

(vii)       As of the Closing Date, Borrower does not hold, and after the Closing Date, Borrower shall promptly notify Agent in writing upon creation or acquisition by Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Borrower shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii)      Borrower shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

Article 9 - EVENTS OF DEFAULT

Section 9.1           Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)          (i) Borrower shall fail to pay when due and payable any principal, interest or fee under any Financing Document or any other amount payable under any Financing Document or (ii) there shall occur any default in the performance of or compliance with Section 4.1, Section 4.2(b), Section 4.4(d), Section 4.11, Section 4.18, and/or Article 5 of this Agreement;

(b)          Borrower defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 9.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by Borrower or waived by Agent within seven (7) days after the earlier of (i) receipt by Borrower of notice from Agent of such default, or (ii) actual Knowledge of Borrower of such default;

(c)          any representation, warranty, certification or statement made by Borrower in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)          failure of Borrower to pay when due and payable or within any applicable grace period any principal, interest or other amount on Debt (other than the Term Loan), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Term Loan), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an individual principal amount in excess of Twenty-Five Thousand Dollars ($25,000.00) or having an aggregate principal amount in excess of Twenty-Five Thousand Dollars ($25,000.00) to become or be declared due and payable prior to its stated maturity;

(e)           (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of Twenty-Five Thousand Dollars ($25,000.00), (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds Twenty-Five Thousand Dollars ($25,000.00);

(f)           one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of Twenty-Five Thousand Dollars ($25,000.00) shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(g)          any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected first priority Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or Borrower shall so assert;

(h)          the institution by any Governmental Authority of criminal proceedings against Borrower or any of its officers or members of its Board of Directors, except for proceedings against Martin Shkreli and any former and non-current officer of Borrower or member of its Board of Directors;

(i)            Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(j)            if Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(k)           the occurrence of any fact, event or circumstance that does or could reasonably be expected to result in a Material Adverse Effect;

(l)            if (i) the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, or (ii) the Bankruptcy Case is dismissed;

(m)          if a Chapter 11 trustee is appointed pursuant to Section 1104 of the Bankruptcy Code in the Bankruptcy Case;

(n)          if (i) any super-priority administrative expense claim or any Lien that is pari passu with or senior to those of Agent and the Lenders is granted to any Person other than Agent and the Lenders, (ii) one or more order(s) in the Bankruptcy Case are entered granting one or more junior Lien(s) on the Collateral with a total book value in excess of $100,000 to any person or entity other than Agent and the Lenders or (iii) the authorization to use the cash proceeds of the Collateral without the consent of Agent is granted to any Person other than Borrower herein;

(o)          if any Person other than Agent is granted relief from the automatic stay provided for in the Bankruptcy Case, or such automatic stay is otherwise modified, to permit enforcement of rights by such Person with respect to any asset of Borrower having a fair market value in excess of Fifty Thousand Dollars ($50,000.00) unless otherwise consented to in writing by Agent;

(p)          if Borrower’s Board of Directors shall authorize the liquidation of Borrower’s business pursuant to one or more Section 363 sales or otherwise,

(q)          if Borrower shall fail to comply with or perform any of the terms, conditions, covenants or other obligations under the Financing Order or the Breakup Fee Order;

(r)           the failure of the Funding Date to occur within three (3) Business Days after entry of the Financing Order becomes a Final Order without the prior written consent of the Agent (unless such failure is caused by Agent or any Lender);

(s)           if Borrower fails to achieve any Reorganization Milestone as and when required, except as otherwise consented to in writing by Agent;

(t)           the amendment, modification, reversal, revocation, issuance of a stay or order to vacate or supplement the Financing Order, or any other order of the Bankruptcy Court affecting this Agreement, any other Financing Document, or the transactions contemplated hereby or thereby, in each case, in any manner not acceptable to Agent and the Lenders;

(u)          if the Confirmation Order or any other order of the Bankruptcy Court confirming a plan of reorganization shall fail to provide for the payment in full, of all Obligations in cash or by conversion into common stock of the reorganized Borrower, at Agent’s option, in the manner set forth on Schedule 2.1, on or before the Reorganization Effective Date;

(v)          the solicitation by or on behalf of Borrower of any plan of reorganization and/or disclosure statement that does not provide for repayment in full of all Obligations in cash or by conversion into common stock of the reorganized Borrower, at Agent’s option, in the manner set forth on Schedule 2.1, on or before the Reorganization Effective Date;

(w)          if any plan documentation is filed or any confirmation order is entered which does not provide for repayment in full of all Obligations in cash or by conversion into common stock of the reorganized Borrower, at Agent’s option, in the manner set forth on Schedule 2.1, on or before the Reorganization Effective Date;

(x)           if Borrower (i) consummates a sale of any of its Intellectual Property rights or other assets, which is not approved by Agent, (ii) consummates a sale of all or substantially all of its assets or common stock, which is not approved by Agent or (iii) files one or more motions or applications in the Bankruptcy Case seeking approval of a sale or licensing of any Collateral, including without limitation, its Intellectual Property rights, with a total book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), and/or the Bankruptcy Court approves such sale and/or licensing, unless otherwise consented to in writing by Agent;

(y)          the Savant Acquisition is consummated prior to the Maturity Date;

(z)           the Adversary Case is settled or the Bankruptcy Court enters a judgment with respect to the Adversary Case, without Agent’s consent, in either case, which results in more than a Two Hundred Fifty Thousand Dollar ($250,000.00) reduction of Borrower’s cash resources;

(aa)         any material Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the Ordinary Course of Business for a full term, and such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Effect, or (ii) could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction;

(bb)        if, during any period when Agent has approval over the Budget, Borrower’s (i) actual disbursements under any line item on the Budget for any four-week period exceed the budgeted disbursements for such four-week period in such line item by more than five percent (5%) of the budgeted amount for such four-week period, (ii) aggregate actual disbursements under the Budget for any four-week period exceed the aggregate budgeted disbursements for such four-week period by more than five percent (5%) of the aggregate budgeted amount for such four-week period, or (iii) aggregate actual cash receipts during any four-week period are less than ninety percent (90%) of aggregate projected cash receipts set forth in the Budget for such four-week period;

(cc)         Martin Shkreli at any time becomes an employee, consultant, officer or director of Borrower;

(dd)        Borrower consummates a plan of reorganization, which is not approved by Agent

(ee)         the Term Sheet Approval Order is reversed, stayed, modified, or amended;

(ff)          Borrower accepts an alternative debtor-in-possession financing and/or exit financing proposal other than those proposals contemplated by the Letter of Intent; or

(gg)        any of the following occurs:

(i)          the institution of any proceeding by FDA, FTC, or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin Borrower or any representative of Borrower from investigating manufacturing, selling, or marketing any Product or Product category, which, in each case, could cause a Material Adverse Effect;

(ii)         the commencement of any enforcement action against Borrower by FDA, DEA, HHS, OCR, or any other Governmental Authority, which, in each case, could cause a Material Adverse Effect; or

(iii)        any actual legislative change or pending legislative change that advances past committee in the United States Congress that would amend or eliminate the PRV system in such a way to disqualify Benznidazole’s ability to earn a PRV upon receiving a new Drug Application approval.

Section 9.2           Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Agent may terminate this Agreement and/or declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, notice, protest or demand, all of which are hereby waived by Borrower and Borrower will pay the same pursuant to the repayment terms herein.

Section 9.3           Additional Remedies.

(a)         Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the terms of the Financing Order, upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, after three (3) Business Days’ prior written notice to Borrower, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC and under any other applicable law; including, without limitation:

(i)          the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)         the right to (by its own means or with judicial assistance) enter any of Borrower’s premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrower’s original books and records, to obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action (if Borrower’s books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrower hereby irrevocably authorizes such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii)        the right to require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Agent at any place reasonably designated by Agent;

(iv)        the right to notify postal authorities to change the address for delivery of Borrower’s mail to an address designated by Agent and to receive, open and dispose of all mail addressed to Borrower; and/or

(v)         the right to enforce Borrower’s rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for the Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrower to the extent not payable by and collectable from the applicable Account Debtor, and (ii) the right, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.

(b)        Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the terms of the Financing Order, Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s valid and lawful exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance, as it relates to Borrower, will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure, as it relates to Borrower, will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser and received by Agent. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)         Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (ii) execute all applications and certificates in the name of Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iii) do any and every act which Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

Section 9.4          Terminated Use of Cash Collateral. Upon the occurrence of any Event of Default, after three (3) Business Days’ prior written notice to Borrower, without limitation of any of the remedies set forth in this Agreement and the other Financing Documents, and as long as such Event of Default is continuing, Borrower shall have no right to use or seek to use any cash Collateral (as defined in Section 363(a) of the Bankruptcy Code) in which Agent or the Lenders has an interest.

Section 9.5           Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.5.

Section 9.6           Application of Proceeds.

(a)         Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)         Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c)         Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations; fourth, to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 9.7           Waivers.

(a)         Except as otherwise provided for in this Agreement and the Financing Order and to the fullest extent permitted by applicable law, Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Agent or Lenders on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)         Borrower for itself and all its successors and assigns, (i) consents to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution; (ii) agrees that its liability shall be unconditional and without regard to the liability of Borrower, Agent or any Lender for any tax on the indebtedness; and (iii) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)         To the extent that Agent may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Term Loan, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to the funding of the Term Loan and Agent may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Agent in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Term Loan, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Term Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s right to either require prompt payment when due and payable of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Term Loan, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s default in payment of sums secured by any of the Financing Documents.

(d)        Without limiting the generality of anything contained in this Agreement or the other Financing Documents, Borrower agrees that if an Event of Default is continuing (i) Agent shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent shall remain in full force and effect until Agent has exhausted all remedies against the Collateral and any other properties owned by Borrower and the Financing Documents and other security instruments or agreements securing the Term Loan have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrower’s obligations under the Financing Documents.

(e)        Nothing contained herein or in any other Financing Document shall be construed as requiring Agent to, following the occurrence and continuation of an Event of Default, resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) following the occurrence and continuation of an Event of Default, in the event Agent elects to accelerate less than the entire outstanding principal balance of the Term Loan, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Term Loan as Agent may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)         To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of any of the Collateral or require Agent to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 9.8          Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of Borrower’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Borrower waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.

Section 9.9          Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Article 10 - AGENT

Section 10.1        Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 10.15 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 10 are solely for the benefit of Agent and Lenders and Borrower shall have no rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 10.2        Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with Borrower or Affiliate of Borrower as if it were not Agent hereunder.

Section 10.3        Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligation in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.4        Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5         Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a Final Order. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of Borrower. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due and payable but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6         Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a Final Order) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Lenders until such additional indemnity is furnished.

Section 10.7         Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents, Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from the Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of the Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8         Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.9         Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien or Super-Priority Claim granted to or held by Agent under this Agreement or any Security Document (i) upon the payment in full of all Obligations or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien or Super-Priority Claim granted to or held by Agent under this Agreement or any Security Document constituting personal property described herein (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described herein). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9.

Section 10.10         Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Term Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 10.11         Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.12         Assignment by Agent; Resignation of Agent; Successor Agent.

(a)          Agent may at any time assign its rights, powers, privileges and duties hereunder to BHC, Cheval or, if it accepts such assignment, Nomis. Following any such assignment, Agent shall give notice to the Lenders and Borrower. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)          Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this paragraph.

(c)          Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 10.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 10.13        Payment and Sharing of Payment.

(a)          Return of Payments.

(i)          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)         If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(b)          Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of the Term Loan in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 10.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (c) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 9.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (c) to share in the benefits of any recovery on such secured claim.

Section 10.14         Right to Perform, Preserve and Protect. If Borrower fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Agent is further authorized by Borrower and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Term Loan and other Obligations. Borrower agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 10.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 10.14, in accordance with the provisions of Section 10.6. All such amounts owed by Borrower hereunder shall be additional Obligations of Borrower under this Agreement and, subject to the other provisions hereof, shall not reduce the amount of availability under the Term Loan.

Section 10.15        Amendments and Waivers.

(a)          No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, the Lenders (excepting any Lender which may be in default of any of its obligations hereunder at the time of amendment, waiver or other modification) and Agent to the extent required under Section 10.15(b).

(b)          In addition to the required signatures under Section 10.15(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified to affect the duties of Agent, unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Agent.

Section 10.16        Assignments and Participations.

(a)          Lender Assignments and Participations. Any Lender may assign any or all of its rights under this Agreement to any Affiliate, provided however, that any such assignment or transfer shall not relieve such Lender of its respective obligations hereunder.

(b)          Borrower Assignments. Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each Lender.

Article 11 - MISCELLANEOUS

Section 11.1         Satisfaction of Order. Paragraph 6 of the Term Sheet Approval Order requiring substantially complete Financing Documents and Exit Financing Documents to be executed by April 7, 2016, has been satisfied by the execution of this Agreement, the Notes, and the Securities Purchase Agreement; provided, however, that the parties may execute certain ancillary Financing Documents after the Closing Date, but prior to the Funding Date.

Section 11.2         Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents, but shall not survive any termination of this Agreement unless such agreements, representations and/or warranties expressly survive such termination pursuant to their terms. The provisions of Articles 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 11.3         No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 11.4         Notices.

(a)          All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission (if applicable) or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 11.4(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 11.4(a).

(b)          Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)          Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 11.5         Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.6         Headings. Headings and captions used in this Agreement and any other Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.7         Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.8         GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)          THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)          EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION (OR IF THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE) TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY PARTIES HERETO PERTAINING TO THE AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS; PROVIDED THAT EACH PARTY ACKNOWLEDGES THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT NOTHING IN THE AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

(c)         Borrower, Agent and each Lender agree that the Term Loan shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Delaware.

Section 11.9        WAIVER OF JURY TRIAL. BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT THEY HAVE HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 11.10      Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.11      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.12     Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement and the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 11.13      Expenses; Indemnity

(a)         Borrower hereby agrees to pay (i) all costs and expenses of Agent and Lenders as set forth in Section 2.2(a); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent and Lenders in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent and Lenders in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the Term Loan to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto; provided, however, that, notwithstanding anything herein to the contrary or in the Financing Order, Borrower shall not be responsible for the payment of any amounts set forth in Section 2.2(a) or under this Section 11.13 to Agent or any Lender (x) if Agent or such Lender is in breach of its respective obligations hereunder, under any other Financing Documents, or under the Financing Order, or (y) if such amounts result from or are related to the respective gross negligence, willful misconduct or unlawful acts of Agent or the Lenders, as determined by a Final Order (with respect to this subclause (y)).

(b)        Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and each of their officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Term Loan, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, willful misconduct or unlawful acts of such Indemnitee, as determined by a Final Order. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c)         Notwithstanding any contrary provision in this Agreement, the obligations of Borrower under this Section 11.13 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 11.14      Reinstatement. This Agreement shall remain in full force and effect and continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.15      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Agent and each Lender and their respective successors and permitted assigns.

Section 11.16      USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.

Section 11.17      Incorporation of Financing Order by Reference. Each of Borrower, Agent, and the Lenders agrees that any reference contained herein to the Financing Order shall include all terms, conditions, and provisions of such Financing Order and that the Financing Order is incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Financing Order, the terms of this Agreement shall govern.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

(Signature Page to Debtor in Possession Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWER:	KALOBIOS PHARMACEUTICALS, INC.

	By:	/s/ Cameron Durrant
	Name:	Dr. Cameron Durrant
	Title:	Chairman and Chief Executive Officer

Address for Borrower:

1000 Marina Blvd #250
Brisbane, CA 94005-1878
Attn: Dr. Cameron Durrant
Facsimile:
E-Mail: camerondurrant@yahoo.com

with a copy to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attn: Peter Ivanick & Christopher Bryant
Facsimile: (212) 918-3100
E-mail:	peter.ivanick@hoganlovells.com;
christopher.bryant@hoganlovells.com

and a copy to:

Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market St., 16th Fl.
Wilmington, DE 19801
Attn: Gregory W. Werkheiser
Facsimile: (302) 425-4663
E-mail: gwerkheiser@mnat.com

(Signature Page to Debtor in Possession Credit and Security Agreement)

ADMINISTRATIVE AGENT AND A LENDER:	BLACK HORSE CAPITAL MASTER FUND LTD.

	By:	/s/ Dale Chappell
	Name:	Dale Chappell
	Title:	Director

Address:

Black Horse Capital Master Fund Ltd.
c/o Opus Equum, Inc.
P.O. Box 788
Dolores, CO 81323
Attn: Dale Chappell
Facsimile: (646) 786-4044
E-mail: dchappell@blackhorsecap.com

with a copy to:

Quarles & Brady LLP
300 North LaSalle Street
Suite 4000
Chicago, IL 60654
Attn: Faye Feinstein, Esq.
Facsimile: (312) 632-1723
E-mail: faye.feisntein@quarles.com

(Signature Page to Debtor in Possession Credit and Security Agreement)

LENDER:	BLACK HORSE CAPITAL LP

	By:	Black Horse Capital Management LLC,
a Delaware limited liability company
	Its:	Managing General Manager

		By:	/s/ Dale Chappell
		Name:	Dale Chappell
		Title:	Manager

Address:

Black Horse Capital LP
c/o Opus Equum, Inc.
P.O. Box 788
Dolores, CO 81323
Attn: Dale Chappell
Facsimile: (646) 786-4044
E-mail: dchappell@blackhorsecap.com

with a copy to:

Quarles & Brady LLP
300 North LaSalle Street
Suite 4000
Chicago, IL 60654
Attn: Faye Feinstein, Esq.
Facsimile: (312) 632-1723
E-mail: faye.feisntein@quarles.com

(Signature Page to Debtor in Possession Credit and Security Agreement)

LENDER:	CHEVAL HOLDINGS, LTD.

	By:	/s/ Dale Chappell
	Name:	Dale Chappell
	Title:	Director

Address:

Cheval Holdings, Ltd.
P.O. Box 309G
Ugland House
Georgetown, Grand Cayman
Cayman Islands, KY1-1104
Attn: Dale Chappell
Facsimile: (646) 786-4044
E-mail: dchappell@blackhorsecap.com

with a copy to:

Quarles & Brady LLP
300 North LaSalle Street
Suite 4000
Chicago, IL 60654
Attn: Faye Feinstein, Esq.
Facsimile: (312) 632-1723
E-mail: faye.feisntein@quarles.com

(Signature Page to Debtor in Possession Credit and Security Agreement)

LENDER:	NOMIS BAY LTD

	By:	/s/ James Keyes
	Name:	James Keyes
	Title:	Director

Address:

Penboss Building
50 Parliament Street
Hamilton HM12 Bermuda
Attn: James Keyes
Facsimile: No Fax Number
E-mail: jkeyes@mercury.bm

with a copy (which shall not constitute notice to Lender) to:

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attn: Gilbert Backenroth, Esq.
Facsimile: (212) 478-7400
E-mail: gbackenroth@hahnhessen.com

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

SCHEDULES

Schedule 2.1	Conversion Terms
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.6	Litigation and Governmental Proceedings
Schedule 3.7	Ownership of Property
Schedule 3.16	Material Contracts
Schedule 3.17	Environmental Compliance
Schedule 3.18	Intellectual Property
Schedule 3.20	Subsidiaries
Schedule 3.24	Products
Schedule 3.25	Required Permits
Schedule 3.26	Kalobios Ltd.
Schedule 3.27	Affiliate Transactions
Schedule 5.6	Permitted Investments
Schedule 5.10	Business Description
Schedule 5.13	Deposit Accounts and Securities Accounts
Schedule 8.3	Location of Collateral

Annex A to Debtor in Possession Credit and Security Agreement
(Commitment Annex)

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
Nomis Bay LTD	$1,500,000	50.00%
Black Horse Capital Master Fund Ltd.	$600,000	20.00%
Cheval Holdings, Ltd.	$642,900	21.43%
Black Horse Capital LP	$257,100	8.57%
TOTALS	$3,000,000	100%

Schedule 2.1

Conversion Terms

Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Agreement.

1.          The outstanding principal balance of the Term Loan, plus accrued and unpaid interest, plus the Commitment Fee, plus the Upfront Fee, plus all other non-contingent Obligations (the “Conversion Amount”) shall be paid or satisfied as follows:

          a.          if the Maturity Date occurs, by conversion of the Conversion Amount to common stock of the reorganized Borrower in the manner and amount set forth in paragraph 2 below; or

          b.           if the Termination Date occurs, at Agent’s option the Conversion Amount shall (x) be paid in cash to the Lenders or (y) convert to common stock of the reorganized Borrower in the manner and amount set forth in paragraph 2 below

          2.          The Conversion Amount shall convert to common stock of the reorganized Borrower in an amount equal to each Lender’s Pro Rata Share of the Conversion Amount at a conversion price equal to $1.75 per share (as adjusted below, the “Conversion Price”) based on outstanding shares in the amount of 4,451,000 (the “Conversion”).

          3.          If the Borrower issues any Old Common Stock, Old Common Stock Equivalents, New Common Stock or New Common Stock Equivalents (other than the Exempted Securities) after the date hereof and up to and on the effective date of the Stalking Horse Plan, then the Lenders shall be entitled to anti-dilution protection for the shares of New Common Stock to be issued to Lenders under the Stalking Horse Plan through the issuance of additional New Common Stock to the Lenders to the extent necessary for the Lenders to maintain the same aggregate percentage ownership of New Common Stock of the Borrower as they would have enjoyed but for the issuance of such securities.1

          4.          The Parties acknowledge that the Borrower has outstanding certain options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Borrower’s common stock (collectively, the “Borrower Stock Options”). To the extent that such Borrower Stock Options are outstanding immediately prior to the occurrence of the effective date of the Stalking Horse Plan (or if a Triggering Event has occurred after the Term Loan has been fully funded by the Lenders, immediately prior to occurrence of the effective date of a plan of reorganization for the Borrower other than the Stalking Horse Plan) (either such plan of reorganization, a “Chapter 11 Plan”), then the Lenders shall be entitled to the following anti-dilution protection for the shares of common stock to be issued to Lenders under the Chapter 11 Plan (the “New Common Stock”) as result of the Conversion set forth in paragraph 1 of this Schedule 2.1:

          a.          To the extent any Borrower Stock Options either (x) ride through under the Chapter 11 Plan or (y) otherwise remain enforceable by the holders thereof following the effective date of such Chapter 11 Plan, and in either instance such Borrower Stock Options are thereafter exercised by any holder thereof, then the Lenders shall be entitled to anti-dilution protection as necessary to compensate them for the difference between the enterprise value of the Borrower as of the effective date of the Chapter 11 Plan and the ascribed value of the Borrower based upon the strike price of such Borrower Stock Option.2

[1]	Defined terms in paragraph 3 of this Schedule 2.1 that are not otherwise defined in this Agreement have the meaning ascribed to such terms in the Securities Purchase Agreement.

[2]	The clause “enterprise value of the Borrower as of the effective date of the Chapter 11 Plan,” as used in this Schedule 2.1, assumes an enterprise value of between $60 to $120 million (without prejudice to the later determination of the actual enterprise value).

          b.          To the extent any Borrower Stock Options are discharged, rendered unenforceable or otherwise extinguished by such Chapter 11 Plan and the treatment of such Borrower Stock Options under the Chapter 11 Plan results in the issuance of New Common Stock to any holder of such Borrower Stock Options, then the Lenders shall be entitled to anti-dilution protection through the issuance of additional New Common Stock to the Lenders to the extent necessary for the Lenders to maintain the same aggregate percentage ownership of New Common Stock of the Borrower as they would have enjoyed but for the issuance of such shares of New Common Stock to the former holders of Borrower Stock Options.

          c.          If (i) a Triggering Event has occurred after the Term Loan has been fully funded by the Lenders, (ii) the Lenders exercise their option to receive repayment of the Obligations through Conversion as set forth in paragraph 1 of this Schedule 2.1 and (iii) consummation of the alternative Chapter 11 Plan involves the issuance of New Common Stock to Persons other than the Lenders that would result in greater dilution of the New Common Stock issued to the Lenders as a result of the Conversion than would have been occasioned by the Lenders’ consummation of the Securities Purchase Agreement, then the Lenders shall be entitled to anti-dilution protection through the issuance of additional New Common Stock to each Lender to the extent necessary to protect each Lender against the effects of such incremental dilution under the alternative Chapter 11 Plan.

          d.          Notwithstanding anything to the contrary in this Schedule 2.1, if the Borrower issues New Common Stock to Savant in connection with the Savant Acquisition on terms consistent with those described in the Savant Acquisition LOI, then the Lenders shall not be entitled to anti-dilution protection on account of the issuance of such New Common Stock to Savant.

          5.          The following example is provided for the purpose of providing guidance on converting the Conversion Amount into New Common Stock on a “fully diluted” basis. If the Conversion Amount is $3,431,000, the Lenders will receive 1,960,571 shares (i.e., $3,431,000 divided by the Conversion Price). The fully diluted percentage to be received by Lenders is determined as follows: (a) add 1,960,571 to 4,451,000 (the fully diluted outstanding number of shares prior to conversion of the Conversion Amount used to determine the per share conversion price of $1.75), which equals 6,411,571 shares, and (b) divide 1,960,571 by 6,411,571, which equals 30.579%.